As filed with the Securities and Exchange Commission on August 19, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Marathon Petroleum Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1284632
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
539 South Main Street
Findlay, Ohio 45840-3229
(Address of Principal Executive Offices Including Zip Code)

Marathon Petroleum Thrift Plan
(Full Title of the Plan)

Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary
539 South Main Street
Findlay, Ohio 45840-3229
419-422-2121
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share(1)	50,000,000	$37.60(2)	$1,880,000,000.00(2)	$244,024.00

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Marathon Petroleum Corporation (the “Registrant”), that may be offered or issued pursuant to the Marathon Petroleum Thrift Plan (the “Plan”) as a result of stock splits, stock dividends or other similar transactions or anti-dilution adjustments. Pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered pursuant to the Plan.

(2)
Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on the New York Stock Exchange on August 13, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 50,000,000 shares of the Registrant’s Common Stock offered or issuable pursuant to the Plan, together with an indeterminate amount of interests in the Plan.

On June 30, 2011, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Reg. No. 333-175245) registering 15,000,000 shares of Common Stock issuable pursuant to the Plan (the “Original Registration Statement”). Additionally, on August 5, 2016, the Registrant filed with the Commission a Registration Statement on Form S-8 (Reg. No. 333-212956) registering 50,000,000 shares of Common Stock issuable pursuant to the Plan (the “Second Registration Statement” and, together with the Original Registration Statement, the “Prior Registration Statements”). Therefore, pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including all post-effective amendments thereto, are incorporated by reference into this Registration Statement, except that provisions contained in Part II of the Prior Registration Statements are modified as set forth therein and herein.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-35054);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 (Commission File No. 001-35054);

(c)
The Registrant’s Current Reports on Form 8-K filed on March 18, 2020, April 22, 2020, April 27, 2020 (two reports), May 4, 2020 and August 3, 2020 (SEC Film Number 201067765) (Commission File No. 001-35054); and

(d)
The description of the Common Stock contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 (Commission File No. 001-35054), initially filed on January 25, 2011, as amended by the description of the Common Stock contained in Exhibit 4.50 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-35054), and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. We do not and will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-35054) filed by the Registrant on October 1, 2018).

4.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K (Commission File No. 001-35054) filed by the Registrant on February 28, 2019).

5.1	Opinion of Counsel.

5.2	Internal Revenue Service (“IRS”) determination letter, dated April 11, 2017, relating to the Plan.

The Registrant previously submitted the Plan to the IRS and received a determination letter from the IRS confirming that the Plan was qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan’s most recent determination letter from the IRS is dated April 11, 2017. The Registrant undertakes to make any and all changes to the Plan required by the Internal Revenue Service in order to continue to qualify the Plan under Section 401 of the Code.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.
99.1	Marathon Petroleum Thrift Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Findlay, state of Ohio, on this 19th day of August, 2020.

MARATHON PETROLEUM CORPORATION

By:	/s/ Michael J. Hennigan
Michael J. Hennigan
President and Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on August 19, 2020.

SIGNATURE	TITLE

/s/ Michael J. Hennigan	President and Chief Executive Officer (Principal Executive Officer) and Director
Michael J. Hennigan

/s/ Donald C. Templin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Donald C. Templin

/s/ John J. Quaid	Senior Vice President and Controller (Principal Accounting Officer)
John J. Quaid

*	Director
Abdulaziz F. Alkhayyal

*	Director
Evan Bayh

*	Director
Charles E. Bunch

*	Director
Jonathan Z. Cohen

*	Director
Steven A. Davis

*	Director
Edward G. Galante

*	Director
James E. Rohr

*	Director
Kim K.W. Rucker

*	Director
J. Michael Stice

*	Chairman of the Board
John P. Surma

*	Director
Susan Tomasky

*
This Registration Statement has been signed on behalf of the above directors by Michael J. Hennigan, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: August 19, 2020	By:	/s/ Michael J. Hennigan
Michael J. Hennigan, Attorney-in-Fact

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Findlay, state of Ohio, on this 19th day of August, 2020.

MARATHON PETROLEUM THRIFT PLAN

By:	/s/ Jonathan M. Osborne
Jonathan M. Osborne
Plan Administrator